As filed with the Securities and Exchange Commission on May 31, 2023

File No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 236197

UNDER THE SECURITIES ACT OF 1933

BROADMARK REALTY CAPITAL INC.

(Ready Capital Corporation, as successor by merger to Broadmark Realty Capital Inc.)

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	84-2620891 (I.R.S Employer Identification No.)

1420 Fifth Avenue, Suite 2000

Seattle, Washington 98101

Tel: (206) 971-0800

(Address, including zip code, of Principal Executive Offices)

Broadmark Realty Capital Inc.

2019 Stock Incentive Plan

(Full title of the plan)

Thomas E. Capasse
Chairman, Chief Executive Officer and Chief Investment Officer
Ready Capital Corporation
1251 Avenue of the Americas, 50th Floor
New York, NY 10020
Tel: (212) 257-4600

(Name, address and telephone number of agent for service)

With copies to:

Michael J. Kessler, Esq.

David E. Brown, Esq.

Alston & Bird LLP

90 Park Avenue

New York, NY 10016

Tel: (202) 239-3300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.      ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”), filed by Broadmark Realty Capital Inc., a Maryland corporation (the “Company”), relates to the Registration Statement on Form S-8 (No. 333-236197), filed with the Securities and Exchange Commission (“SEC”) on January 31, 2020 (the “Registration Statement”), pertaining to the registration of 5,000,000 shares of common stock, $0.001 par value, of the Company (the “Common Stock”) issuable under the Broadmark Realty Capital Inc. 2019 Stock Incentive Plan previously filed by the Company with the SEC.

On February 26, 2023, the Company, Ready Capital Corporation, a Maryland corporation (“Ready Capital”), and RCC Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Ready Capital (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, subject to the terms and conditions therein, the Company was merged with and into Merger Sub, with Merger Sub continuing as the surviving company (the “Merger”).

As a result of the Merger, any and all offerings of securities registered pursuant to the Registration Statement have been terminated. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, Ready Capital, as successor to the Company, hereby removes from registration all securities registered under the Registration Statement but unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 31, 2023.

READY CAPITAL CORPORATION
(as successor by merger to Broadmark Realty Capital Inc.)

By:	/s/ Thomas E. Capasse
	Name:	Thomas E. Capasse
	Title:	Chairman of the Board, Chief Executive Officer and Chief Investment Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.